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                                                                  Exhibit 23 (i)



                               CONSENT OF COUNSEL



         Robertson & Williams, Inc., a professional corporation, hereby consents to the use of its name under the caption "VALIDITY OF SECURITIES" in the Prospectus constituting a part of this Registration Statement.


                                                      ROBERTSON & WILLIAMS, INC.



Oklahoma City, Oklahoma
June 11, 1996